Exhibit 23(e)

         CONSENT OF MARION A. COWELL, JR., ESQ.

  I hereby consent to the use of my name under the heading "Legal Opinions" in the Prospectus/Proxy Statement filed as a part of the Registration Statement on Form S-4 (No. 33-53103) of First Union Corporation and attached as Appendix I to the Prospectus forming a part of the Registration Statement on Form S-3 of BancFlorida Financial Corporation. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                    ___/S/ MARION A. COWELL, JR._______
                                      Marion A. Cowell, Jr., Esq.


May 3, 1994